    EXHIBIT 99B.2

    SELECTED CONSOLIDATED DATA  (UNAUDITED)                 U S WEST, Inc.
                                                  Quarter Ended
    Dollars in millions,                            June 30,         %
    except per share amounts                      1994      1993   Change
    ------------------------------------------------------------- --------
    U S WEST, Inc. SELECTED STATISTICS

    EBITDA                                      $1,142    $1,058      7.9
    EBITDA margin                                 42.2%     41.6%     -
    Capital expenditures                          $627      $554     13.2
    Return on shareowners' equity (Note 1)        22.9%     13.7%     -
    Debt-to-capital ratio (Note 2)                52.3%     55.1%#    -
    Dividends per share                         $0.535    $0.535      -
    Average shares outstanding (thousands)     453,618   415,971      9.1
    Shares outstanding (thousands)             454,299   416,416      9.1
    Employees                                   61,320    61,876     (0.9)

    TELEPHONE COMPANY STATISTICS

     Access lines (thousands):
      Business                                   3,961     3,812      3.9
      Consumer                                  10,048     9,719      3.4
         Total access lines (Note 3)            14,009    13,531      3.5

     Billed access minutes of use (millions):
      Interstate                                10,887    10,149      7.3
      Intrastate                                 2,112     1,858     13.7
         Total access minutes of use            12,999    12,007      8.3

     EBITDA                                     $1,006      $936      7.5
     EBITDA margin                                44.9%     43.5%     -
     Debt-to-capital ratio                        61.3%     63.0%#    -
     Capital expenditures                         $559      $494     13.2
     Employees                                  49,252    50,783     (3.0)

    CELLULAR REVENUE AND
    SELECTED STATISTICS

     Cellular service revenue                   $153.5    $107.3     43.1
     Cellular equipment revenue                  $29.2     $13.6      -

     Cellular operating cash flow (EBITDA)       $47.2     $28.8     63.9
     Cellular operating cash flow margin          30.7%     26.8%     -

     Cellular subscribers                      738,000   475,000     55.4
     Total adjusted POPs (millions)               18.0      17.4      3.4

    [FN]
    # As of December 31, 1993.
    Note 1: Based on income from continuing operations.
    Note 2: 1994 and 1993 debt-to-capital ratio including discontinued operations is 56.7% and 59.7%.
    Note 3: Access line growth, excluding 1994 rural exchange sales of 38,000 lines, was 3.8%.